For Immediate Release	Exhibit 99.1 NEWS RELEASE
Company Contact:
Gastar Exploration Ltd.
J. Russell Porter, Chief Executive Officer
713-739-1800 / rporter@gastar.com

Investor Relations Counsel:
Lisa Elliott / Anne Pearson
DRG&E  : 713-529-6600
lelliott@drg-e.com  / apearson@drg-e.com

Gastar Exploration Announces Results from First Marcellus Vertical Well

HOUSTON, January 21, 2010 – Gastar Exploration Ltd. (NYSE Amex: GST) is pleased to announce that its first vertical Marcellus well, the James Yoho #1, has been tested at a stabilized gross rate of 1.5 million cubic feet of natural gas per day and 120 barrels of condensate per day with no water production and approximately 1000 psi of flowing tubing pressure.  The well was drilled in the Green District of Wetzel County, West Virginia.  The well has been shut in pending the finalization of gas gathering and gas processing arrangements.  Gastar holds a 100% working interest (81.5% net revenue interest) in the well and has acquired a total of approximately 36,000 net acres in northern West Virginia and southwestern Pennsylvania.

J. Russell Porter, Gastar’s President and Chief Executive Officer, said, “These results are very encouraging and confirm Gastar’s belief that thinner portions of the Marcellus Shale are capable of yielding excellent results.  The James Yoho #1 encountered approximately 46 feet of Marcellus Shale and was completed with a single stage frac.  Our longer term development plan for Gastar’s Marcellus Shale assets will be orientated towards horizontal development, but this well demonstrates that excellent results can be achieved with vertical drilling in the Marcellus Shale.”

About Gastar Exploration

Gastar Exploration Ltd. is an exploration and production company focused on finding and developing natural gas assets in North America.  The Company pursues a strategy combining deep natural gas exploration and development with lower risk CBM and shale resource development.  The Company owns and operates exploration and development acreage in the deep Bossier gas play of East Texas and Marcellus Shale play in West Virginia and Pennsylvania.  Gastar’s CBM activities are conducted within the Powder River Basin of Wyoming.  For more information, visit our web site at www.gastar.com.

The NYSE Amex has not reviewed and does not accept responsibility for the adequacy of this release.

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